ACQUISITION AGREEMENT BETWEEN

1.	The Four Rivers BioEnergy Company Inc.

2.	VARIOUS SHAREHOLDERS (Shareholders)

3.	MED-TECH SOLUTIONS, INC. (Purchaser)

THIS AGREEMENT IS NOT A PROSPECTUS PURSUANT TO SECTIONS 5 OR 10 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). NONE OF THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION D PROMULGATED UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.

AN AGREEMENT dated 26 March of 2007

AMONG

1.
THE FOUR RIVERS BIOENERGY COMPANY INC., a Kentucky corporation with the Kentucky organization number of 0659433, with its principal office located at c/o Jack Dunigan, 9 Lamb Road, Benton, Kentucky 42025 (the “Company”); and

2.	THE PERSONS WHOSE NAMES AND ADDRESSES are set out in the first column of Schedule 2 being all of the shareholders of the Company (the “Shareholders”).

3.
MED-TECH SOLUTIONS, INC., a corporation incorporated and registered in accordance with the laws of the State of Nevada, USA and having its principal office located at Suite 2200-1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3, USA (the “Purchaser”);

WHEREAS:

A.
The Company has developed plans for the construction, ownership and management of seed processing facilities and refineries for the production of ethanol and bio-diesel products and for the sale and distribution of such products.

B.
The Purchaser is a United States developmental stage reporting company which wishes to diversify its business interests and has agreed to collaborate in developing the Company’s activities. The Purchaser intends to assist the Company by raising finance in support of the Company’s planned activities.

C.	The Parties consider that their mutual interests will be best served if the Purchaser acquires ownership of all of the issued and outstanding shares of the Company’s common stock.

D.
Accordingly the Parties have agreed to enter into this Agreement to provide for the financing of the Company’s planned activities and the acquisition by the Purchaser of all of the Company’s issued and outstanding shares of common stock.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretations

1.1	In this Agreement:

“Acquisition Shares”	means the 850 Shares to be acquired, on Completion, by the Purchaser from the Shareholders.
“Agreement”	means this agreement, dated March 26, 2007.
“Allotment Shares”
means the 150 Shares to be allotted and issued to the Purchaser and which shall on allotment and issue on Completion constitute 15% of all of the issued and outstanding Shares of the Company (including Shares beneficially owned by the Shareholders).

“Business”
means the business activities which the Company plans to undertake and which the Purchaser will acquire, including building and commissioning an ethanol and a biodiesel production plant and associated facilities in the State of Kentucky, U.S.A. and engagement in the sale and distribution of such ethanol and biodiesel products together with other associated and complementary activities, and consisting of the business activities described in the Business Plan.

“Business Day”	means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
“Business Plan”	means the business plan prepared on behalf of the Company as set out in Schedule 8.
“Business Transfer Agreement”	means the agreement relating to the transfer of the Pre Completion Business from the Purchaser to a subsidiary company established for the purpose of receiving the Pre Completion Business.
“Claim”	means a claim or claims pursuant to the Warranties.
“Company Financial Statements”
means the consolidated financial statements of the Company for the period from inception to March 31, 2007 (or such other period as may be permitted in writing by the Purchaser), reviewed and audited by an independent registered certified public accounting firm which is registered with, and has audited the consolidated financial statements in accordance with the standards of, the Public Company Accounting Oversight Board (United States of America) (“PCAOB”).

“Completion Agreements”	means the agreements set out in Schedule 7.
“Company’s Lawyers”	means the law firm appointed by the Company.
“Completion Date”	means date upon which Completion is to take place as identified in Clause 8.2.
“Completion”	means completion of the sale and purchase of the Acquisition Shares.
“Consideration Shares”	means 40,665,000 Securities of the Purchaser to be issued and allotted to the Shareholders pursuant to Clause 8.7 in the proportions and numbers identified in Schedule 2.
“Disclosure Letter”	means any disclosure letter to be delivered to the Purchaser by the Company containing disclosures made by the Company and the Shareholders pursuant to this Agreement in accordance with clause 8.
“Encumbrance”
means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, deed of trust, claim, charge, pledge, lien, assignment, hypothecation, security interest, covenant, restriction, easement, preemptive right, title retention, security agreement or any other encumbrance or charge of any kind.

“Financial Statements”
means statements relating to the Company for the period from inception to June 30, 2007, which have been reviewed by an independent registered certified public accounting firm in accordance with PCAOB standards.

“Initial Funding”
means an amount equal to US$2,000,000 which the Purchaser intends to raise for the purposes of this Agreement through the Private Placement to be used for the purposes set out and contemplated in this Agreement.

“Initial Funding Agreements”	means the agreements and the list of expenditures set out in Schedule 6 (Parts I and II).

“Initial Funding Completion”	means the transfer of the Initial Funding to the Company and issue of the Allotment Shares in accordance with Clause 5 hereof.
“Interim Period”	means a period of time starting on the date of the Initial Funding Completion and ending on Completion Date.
“Management Accounts”
means the accounts to be periodically supplied to the Purchaser during the Interim Period, and to be used for the purposes of supplementary due diligence, including at the end of the Interim Period a balance sheet setting out the Company’s assets and liabilities.

“Main Funding”	means the raising through Private Placement of a minimum of US$35,000,000 or such larger amount as may be agreed to by the Parties.
“Purchaser’s Lawyers”	means the law firm appointed by the Purchaser.
“Purchaser Representative”	means a director of the Company or his alternate appointed from time to time by the majority of the board of directors of the Purchaser then in place.
“Party” and “ Parties”	means the Purchaser, the Company and the Shareholders being collectively referred to as the “Parties”.
“Pre-Completion Business”	means the business conducted by the Purchaser immediately prior to execution of the Business Transfer Agreement.
“Principal Market”
means the Over-The-Counter Bulletin Board quotation service, or if the Securities are then traded on another quotation service or on a national securities exchange, such quotation service or national securities exchange.

“Private Placement”
means the private placement of Securities of the Purchaser in order to achieve the Initial Funding and Main Funding in aggregate of not less than US$40,800,000, to accredited investors pursuant to Regulation S promulgated under the Securities Act of 1933, or as may be agreed to otherwise by the Parties.

“Project Overview”	means the Project Overview section contained in Part 1 of the Business Plan.
“Purchaser Warranties”	means the warranties extended by the Purchaser to the Shareholders as set out in Schedule 5.
“Restriction Provisions”
means in the case of the Shareholders, the restriction provisions on the sale and transfer of the Consideration Shares set out in Clause 9 and in the case of the Purchaser the restriction provisions on the sale and transfer of the Allotment Shares and the Acquisition Shares set out in Clause 9.

“Shares”	means the shares of common stock, $0.001 par value per share, of the Company.
“Shareholders”
means the persons whose names and addresses are set out in the first column of Schedule 2 and being all of the registered owners of the Shares and all of the shareholders of the Company as set out opposite their names in Schedule 2.

“Securities”	means the shares of common stock, $0.001 par value per share, of the Purchaser.
“Subsidiary”	means The Four Rivers BioEthanol Company Limited, a company formed and registered under the laws of England and Wales, the entire share capital of which is owned by the Company.
“Warranties”
means the warranties extended by the Shareholders to the Purchaser and by the Purchaser to the Shareholders as the context requires as such warranties are set out in Schedule 4 and Schedule 5 as applicable.

1.2	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment before or after this Agreement; and;

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation made (before or after this Agreement) under any enactment, including one within (a) or (b) above.

1.3	Words denoting persons shall include corporate bodies and unincorporated associations of persons.

1.4
The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.5	Reference to a document being in the agreed form is to a document initialed by or on behalf of the Parties for the purposes of identification.

1.6	Save where specifically provided otherwise all obligations undertaken by more than one individual being a Party to this Agreement are undertaken jointly and severally.

1.7
Upon termination for any reason, the Parties shall be relieved of any further obligations or commitments pursuant to this Agreement including, but without limitation, save and except for the obligations of either of the Parties to compensate the other pursuant to Clause 16.5 and 16.6 and to the continuation of the confidentiality obligations contained in Clause 20.6.

2.	Allotment Shares and Acquisition Shares

2.1	Subject to the terms of this Agreement the Purchaser shall:

2.1.1	simultaneously with Initial Funding Completion subscribe for and be issued and allotted the Allotment Shares credited as fully paid at par value of $0.001 each.

2.1.2	on Completion Date simultaneously with Completion acquire the Acquisition Shares from the Shareholders.

On Completion Date simultaneously with Completion, the Shareholders shall transfer to the Purchaser the number of Acquisition Shares set out opposite their respective names in Schedule 2.

2.2
The Purchaser shall not be obliged to accept the transfer of any of the Acquisition Shares or release the Main Funding to the Company unless the transfer of all of the Acquisition Shares takes place simultaneously with Completion, unless agreed to otherwise in writing by the parties.

2.3
The Acquisition Shares shall be transferred by the Shareholders free from any Encumbrances and each of the Shareholders hereby waives any right of pre-emption or other restriction on transfer in respect of the Acquisition Shares or any of them conferred on each of the Shareholders pursuant to the corporate laws of the State of Kentucky or otherwise.

2.4	The Shareholders individually and collectively hereby acknowledge that:

2.4.1
the authorized amount of capital stock of the Company shall not be increased or altered in any way between the date of Initial Funding Completion and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period;

2.4.2
the issued and outstanding amount of capital stock of the Company shall not be increased or altered in any way between the date of Initial Funding Completion and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period;

2.4.3
none of the Shareholders shall transfer or otherwise dispose of his or its interest in the Acquisition Shares between the date of this Agreement and the earlier of (i) the Completion Date and (ii) the last day of the Interim Period.

2.5
It is acknowledged that the agreement of the Shareholders to transfer the Acquisition Shares and of the Purchaser to acquire them represent irrevocable commitments subject only to the conditions precedent to Completion set out in Clause 8.1 and to termination of this Agreement before Completion pursuant to clauses 16.2, 16.3 or 16.5.

3.	Consideration for the Acquisition Shares

3.1
The consideration for the transfer of the Acquisition Shares to the Purchaser shall be the issue and allotment by the Purchaser to the Shareholders or their nominees on Completion of the number of Consideration Shares set out opposite to their respective names in Schedule 2.

3.2
The Consideration Shares shall be issued by the Purchaser as fully paid and non-assessable and shall rank pari passu in all respects with the issued and outstanding Securities of the Purchaser at Completion.

3.3	The Consideration Shares shall, at the Completion Date represent 31.75% percent of all of the issued and outstanding Securities of the Purchaser.

4.	Finance

4.1
The Initial Funding to the extent not already raised prior to the date hereof shall be raised by Private Placement as soon as practicable following the date of this Agreement. The Initial Funding shall be used during the Interim Period to meet expenditure connected with setting up and establishing the Business. The Business Plan contains details of expenditure to be incurred during the Interim Period and Schedule 6 Part II contains a list of expenditure for which the Initial Funding may be used. Certain items of expenditure identified as certain pre contract expenses incurred by the Subsidiary prior to December 31, 2006 shall only be settled and paid on Completion, and certain pre contract expenses incurred by the Subsidiary after January 1, 2007 as more fully identified in this list in Schedule 6 Part II shall only be settled and paid on Initial Funding Completion. If there is any discrepancy between the Business Plan and the list of items in Schedule 6 Part II, for the purposes of interpretation, this list shall prevail.

4.2
It is intended that the Initial Funding shall be transferred and made available to the Company in exchange for the Allotment Shares. The Initial Funding of US$2,000,000 shall be applied on Initial Funding Completion in payment for the Allotment Shares pursuant to Clause 5.

4.3
As and with effect from Initial Funding Completion, the Purchaser shall be entitled to be represented, at its option, on the board of directors of the Company, by the Purchaser Representative, whose appointment shall be secured by having each of the Shareholders enter into a voting agreement for the sole purpose contemplated in this Clause 4.3, a form of which is annexed hereto as Exhibit 1. The Purchaser shall be entitled to remove the Purchaser Representative and appoint a replacement at any time by having all of the Shareholders vote to remove the Purchaser Representative and appoint a replacement upon notification of such by the Purchaser. Any subsequent appointment to the initial appointment and any removal shall be made by notice in writing served on the Company and shall take effect upon service of the notice. The Company, all if its directors and all of the Shareholders shall take any and all actions necessary to approve such subsequent appointment. The Purchaser Representative, or his duly appointed alternate, shall have the same right to attend Company board meetings and to call upon the board of the Company to convene meetings as the other directors and shall have the same rights of access to the Company’s accounts, records and papers as other directors. The board of directors shall meet regularly (as necessary by telephone conference call) during the Interim Period, and not less often than once a month. During the Interim Period the Purchaser Representative (or his alternate) shall be a necessary attendee for a quorum and for the purposes of this Agreement the Company’s By-laws shall be deemed to have been adopted and amended accordingly.

4.4	The Purchaser intends to raise the Main Funding during the Interim Period and undertakes with the Company with respect to such arrangements as follows:

4.4.1	to endeavor to raise the Main Funding through a Private Placement of its Securities;

4.4.2
that such Private Placement shall be solicited based on the offering documents (prepared by the Purchaser’s designated attorneys) and shall be managed and administered in conformity with US securities laws and rules and regulations applicable to the issuance of stock in corporations quoted on the Principal Market and their state of incorporation;

4.4.3	that in collaboration with its agents and representatives it will proceed diligently with actions required to achieve the Main Funding within the Interim Period;

4.4.4	that it will advise the Company as to the progress of the Main Funding initiatives in response to requests for information;

4.4.5	that it will provide the Company with a draft copy of the Private Placement Memorandum to be used in the Main Funding at least 2 Business Days before it is released to potential investors;

4.4.6
that it will incorporate reasonable amendments to the Private Placement Memorandum requested by the Company’s directors before issuance to potential investors, unless such amendments would cause or could lead to a violation of any law or regulation in the opinion of, or are otherwise reasonably deemed unnecessary by, the Purchaser’s Lawyers; and

4.4.7
that as soon as practicable after obtaining confirmation that the Private Placement funds for the full amount of the Main Funding together with the copies of the appropriate offering documents executed by all of the potential investors have been received by the Purchaser’s Lawyers and the escrow agent for the Main Funding, it will advise the Company that such funds have been received.

4.5
Availability of the Main Funding will depend upon the Purchaser through the placement agents attracting investors willing to invest, in total, an amount equal to such Main Funding. Success may be affected by, amongst other factors, volatility in the markets. As the Company and the Shareholders hereby acknowledge, that the Purchaser does not undertake or guarantee that it will necessarily be successful in its endeavors to raise the Main Funding and they further acknowledge that the Purchaser does not accept any liability towards them if it fails in its endeavors.

5.	Initial Funding Completion

5.1
Initial Funding Completion shall be conditional upon execution of the Initial Funding Agreements. The Shareholders shall take appropriate action to ensure that the Company and the Subsidiary enter into the Initial Funding Agreements as soon as practicable following the date of this Agreement. Following execution of all of the Initial Funding Agreements, the Company shall notify the Purchaser in writing that they have been executed and shall provide certified copies of them with such notification.

5.2	Initial Funding Completion shall take place at the offices of Purchaser’s Lawyers on a date to be agreed between the Parties which shall be within 7 days of the date of notification pursuant to

Clause 5.1 above. In the absence of agreement as to a date, Initial Funding Completion shall take place on the date which is 7 days after the date of notification pursuant to clause 5.1 or the first Business Date to occur thereafter. If Initial Funding Completion has not taken place within 28 days of the date of this Agreement, each of the Parties shall be entitled to terminate this Agreement by service of a notice in writing on the others pursuant to clause 16.2.

5.3	The subscription price for the Allotment Shares shall be the amount of the Initial Funding and shall be paid to the Company on the date of Initial Funding Completion.

5.4	On Initial Funding Completion in consideration for and subject to the payment of the subscription price in accordance with Clause 5.3 above, the Company shall:

5.4.1	allot and issue to the Purchaser the Allotment Shares credited as fully paid and non assessable;

5.4.2	deliver to the Purchaser a duly executed share certificate in respect of the Allotment Shares; and

5.4.3	deliver to the Purchaser a certified copy of the minutes of the meeting of its board of directors as referred to in Clause 5.5 below.

5.5	On or before the Initial Funding Completion the directors of the Company shall hold a meeting at the offices of the Company’s Lawyers or a mutually agreed location to:

5.5.1	approve the allotment and issue to the Purchaser of the Allotment Shares;

5.5.2	instruct the secretary of the Company to enter the Purchaser into the corporate book of the Company as the owner of the Allotment Shares;

5.5.3	approve the appointment of the Purchaser Representative to the Company’s board of directors (if the Purchaser shall elect to exercise his right to do so pursuant to Clause 5.6 below); and

5.5.4	and file appropriate filings with the Secretary of State of the State of Kentucky.

The Purchaser shall, on Initial Funding Completion, subscribe in cash US$2,000,000 as consideration for the Allotment Shares.

5.6
On or before the Initial Funding Completion, the Purchaser shall be entitled to appoint at its option the Purchaser Representative to the board of directors of the Company and the Shareholders shall take any and all actions necessary to approve such appointment.

5.7	The Shareholders undertake with the Purchaser to procure that the Company complies with its obligations as set out in this Clause 5.

6.	Interim Period Management

6.1	The Parties recognize the importance to the success of the Business of:

6.1.1
ensuring that the provisions of the Interim Funding Agreements are implemented in accordance with their terms and within the periods of time for the implementation of such provisions as identified in the Business Plan; and

6.1.2
signing the Completion Agreements during the Interim Period and implementing the provisions of such Completion Agreements to the extent such provisions are capable of being implemented within the Interim Period.

6.2	During the Interim Period the Company and its Business shall be actively and diligently managed with a view to achieving the objectives set out in the Business Plan. In particular the Company:

6.2.1	shall use its best efforts to execute an agreement or agreements for the acquisition of an interest freehold/leasehold in a site for the construction of the Plant.

6.2.2
shall use its best efforts to execute agreements with the suppliers of feedstock/raw materials and with customers for ethanol and bio-diesel products on terms which are consistent with the financial projections and financial model contained in the Business Plan; and

6.2.3
shall not establish and/or form any subsidiary affiliate or associate companies and shall not enter into any joint ventures or other forms of partnership with any third parties unless approved by the Purchaser in writing.

6.2.4	shall only enter into any other arrangement or agreement with the intention of meeting the objectives set out in the Business Plan.

6.2.5	shall not create any Encumbrances over any of the Company’s or the Subsidiary’s assets without the consent of the Purchaser;

6.2.6
shall introduce and enforce proper and effective generally accepted accounting systems and procedures, and shall ensure that all expenses, payments and outgoings made and incurred are consistent with the provisions of the Business Plan and are restricted to payments of the type identified in Schedule 6;

6.2.7
shall introduce and implement policies and procedures for the proper and effective management of the Business by the Company's officers and employees, and by third parties instructed on behalf of the Company and  such policies and procedures shall provide for the management of the Business during the Interim Period and following Completion in compliance with all relevant laws and regulations and in accordance with best practice corporate governance and relevant social obligations, including but not limited to, US Securities Exchange Commission’s rules and regulations;

6.2.8
shall cause monthly Management Accounts to be prepared containing full details of the Company’s expenditure and shall submit the same to its board of directors and the Management Accounts shall fairly and with reasonable accuracy set out the liabilities of the Company incurred as of the date to which they relate and not less than 7 Business Days prior to Completion, shall present the Purchaser with a final set of Management Accounts and prior to or on Completion, shall deliver the Company Financial Statements and if Completion Date is on or after August 13, 2007 in addition to the Company Financial Statements shall deliver true copies of the Financial Statements for the Company for the period from inception to June 30, 2007;

6.2.9	shall comply in all material respects with applicable laws, including, without limitation, environmental laws;

6.2.10	shall keep the Purchaser fully and promptly informed with respect to all changes and revisions to the Business Plan introduced during the Interim Period and not less than seven Business Days prior to Completion Date provide the Purchaser with the then current version of the Business Plan, and;

6.2.11	shall respond to all enquiries and questions raised by the Purchaser concerning issues relating to progress made towards establishment of the Business.

6.3
The Company, the directors and managers of the Company and in particular the directors and managers of the Subsidiary pursuant to the terms of their employment agreements shall during the Interim Period dedicate sufficient working time to the management of the Company and its Business as may be required to deliver the objectives set out in the Business Plan in accordance with the provisions of Clause 6.2 and during the Interim Period shall use their best endeavors to achieve the objectives set for the Business in the Business Plan.

6.4
Neither the Company nor the Shareholders shall during the Interim Period enter into any agreements or arrangements with third parties which would be prejudicial or likely to be prejudicial to the best interests of the Company, the Subsidiary or the future of the Business. The Completion Agreements and any other material contracts and undertakings between the Company and/or its Subsidiaries shall be signed on a basis which ensures that the commitments and obligations of the Company and/or its Subsidiaries are made conditional upon Completion pursuant to this Agreement.

6.5
The Company and the Shareholders expressly undertake and covenant with the Purchaser to procure that the Company and its directors and managers comply with and perform its, and /or their, obligations as set out in this Clause 6. The Shareholders acknowledge and accept that the provisions set out in this Clause 6 as they relate to the management of the Company and the Business shall apply equally to the activities of the Subsidiary.

7.	Purchaser’s Termination Right

  If during the Interim Period the Purchaser, in its absolute sole discretion, decides that the prospects for success of the Business do not justify release of the Main Funding and/or proceeding to Completion, the Purchaser shall so advise the Company and the Shareholders in writing, and following such advice shall be entitled at any time to terminate this Agreement in accordance with Clause 16.3.

8.	Completion

8.1	Completion shall be conditional upon:

8.1.1	the Purchaser being satisfied with the prospects for the Business in accordance with Clause 7 and its not having served a notice terminating this Agreement pursuant to Clause 16.3;

8.1.2
the (i) Purchaser raising the Main Funding through the private placement of Securities equal to or more than the amount of the Main Funding, closing of which shall be a condition of, and simultaneously closed on, Completion, (ii) the Main Funding having been deposited at Completion into a restricted bank account of the Company agreeable to the Purchaser, (iii) the Company presenting evidence satisfactory to the Purchaser that the requirements of the Purchaser’s designated representative’s (or his dully appointed replacement) signature is an irrevocable and absolute requirement for purposes of said restricted bank account of the Company, in order to properly govern the manner and terms upon which the funds to be raised in the Main Funding may be drawn down and disbursed from said restricted bank account (i.e., require the approval of a designated representative of the Purchaser); and (iv) the Company presenting evidence satisfactory to the Purchaser that the disposition of any or all of the Main Funding from the said restricted bank account of the Company shall be conditional on the bank operating said restricted bank account receiving Release Notice instructions part of the Release Notice Agreement and substantially in the form of Exhibit 2, unless prior to Completion agreed to otherwise in writing solely by the Purchaser;

8.1.3	the Company and the Purchaser, having fulfilled their respective obligations with respect to the Completion Agreements and other documents as set out in Schedule 7;

8.1.4	all documents or copies of documents required to be executed and delivered to the Purchaser hereunder having been so executed and delivered;

8.1.5
all of the terms, covenants and conditions of this Agreement required to be complied with or performed by the Company and the Shareholders at or prior to the Completion having been complied with or performed;

8.1.6	there not having occurred:

(a)
any material adverse change in the financial position or condition of the Company or the Purchaser, its liabilities or its assets or any damage, loss or other change in circumstances materially and adversely affecting the Company or the Purchaser, the Business or the assets of the Company or the Company’s right to carry on the Business, other than changes in the ordinary course of business, none of which have been materially adverse to the Company or the Purchaser; or

(b)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to the Purchaser, the Company or the Business (whether or not covered by insurance) materially and adversely affecting the Purchaser, the Company, the Business or the assets of the Company;

8.1.7	the transactions contemplated hereby having been approved by any regulatory authorities having jurisdiction over the transactions contemplated in this Agreement, if applicable;

8.1.8
there being no disclosures in any draft Disclosure Letter delivered to the Purchaser on or before the Completion Date which will have, or may be likely to have in the sole discretion of the Purchaser, a material adverse effect upon the value of the Company and/ or the Business or which in the sole discretion of the Purchaser, may adversely effect the Company’s ability to deliver the Business Plan or which in the sole discretion of the Purchaser, may have the effect of altering or amending any of the Company’s and the Shareholders’ obligations or commitments pursuant to this Agreement; and

8.1.9	the delivery of the Company Financial Statements;

8.2
Subject to the Purchaser having fulfilled Condition 8.1.2 above, it shall be entitled to waive fulfillment of any of the conditions precedent to Completion including waiver of any of the requirements set out in Schedule 7 with the exception of the obligation imposed on the Purchaser in Schedule 7 para 13. Any such waiver shall be exercised by service of a notice in writing by the Purchaser on the Company in accordance with Clause 19 and following service of such notice the condition precedent referred to in the notice shall be deemed to have been fulfilled with immediate effect.

8.3
Completion shall take place on a date to be agreed between the Parties being a date which shall be not earlier than 2 Business Days and not later than 10 Business Days after the date when all of the conditions precedent set forth in Section 8.1 have been fulfilled. If the Parties fail to agree upon a date which is within the aforementioned 10 Business Day period, Completion shall take place on a date which shall be 15 Business Days after fulfillment of all of the conditions precedent to Completion set forth in Section 8.1 or if such date is not a Business Day the first Business Day thereafter.

8.4
If Completion has not occurred within a period of five months from the date hereof due to non fulfillment of any one or more of the conditions precedent to Completion set out in Clause 8.1 above and the Purchaser has not served a notice pursuant to 16.2, then:

8.4.1
the Purchaser shall be entitled to serve notice on the Company and the Shareholders calling upon them to meet and discuss actions which can be taken to fulfill the outstanding condition or conditions precedent which is or are preventing Completion from taking place; and

8.4.2	the Company shall be entitled to serve an equivalent notice, to the notice described in 8.4.1, on the Purchaser.

8.5
Following service of a notice pursuant to Clause 8.4 the Parties and or their representatives shall meet to discuss, in good faith, actions which can be taken to resolve the difficulties which are preventing Completion from taking place. If the Parties either have not met or have not resolved such difficulties within a period of 28 Business Days from the date of service of a Clause 8.4 notice they shall be entitled to serve notice terminating this Agreement in accordance with Clause16.3.

8.6	On Completion, which shall take place at the offices of the Purchaser’s Lawyers

8.6.1.
the Shareholders shall transfer their Acquisition Shares with full title guarantee, free from any Encumbrances and together with all rights that attach, or may in future attach, to them including the right to receive all dividends and distributions declared, made or paid on them on or after the date of this Agreement;

8.6.2	the Shareholders and the Company shall produce a copy of a certificate of good standing with respect to the Company issued by the Secretary of the State of the Kentucky;

8.6.3	the Company, and the Shareholders shall deliver the final Disclosure Letter in the form of the draft accepted by the Purchaser to the Purchaser;

8.6.4
produce to the Purchaser a certified copy of the resolution of the board of the Company authorizing the allotment and issue of the Allocation Shares to the Purchaser and approving this Agreement and all of the transactions contemplated hereunder;

8.6.5
the Company and the Purchasers shall deliver to the Purchaser a stock certificate duly executed by the appropriate officers of the Company in respect of the Allocation Shares to which the Purchaser is entitled;

8.6.5	the Company and the Shareholders shall produce such other documents as the Purchaser may reasonably request.

8.7	On Completion, the Purchaser shall:

8.7.1	deliver to each of the Shareholders a stock certificate in respect of the Consideration Shares to which each Shareholder is entitled;

8.7.2	produce to the Shareholders a certified copy of the resolution of the board of the Purchaser authorizing the allotment and issue of the Consideration Shares to the

Shareholders and appointing Gary Hudson, Stephen Padgett, Gordon Weightman, Kevin Alexander, Alastair Mack and Jack Dunigan as directors of the Purchaser; and

8.7.3	produce a copy of the duly executed Business Transfer Agreement.

9.	Restriction Provisions on Transfer/Sale of the Securities

9.1
Each Shareholder agrees not to dispose of any of the Consideration Shares within a period of 2 years from Completion Date, save pursuant to an offer made to all the holders of Securities in the Purchaser and thereafter only to dispose of Consideration Shares in accordance with the provisions of this Clause 9.

9.2
After the 2 year period referred to in clause 9.1 has elapsed, each Shareholder will be able to dispose of his Consideration Shares free of any restrictions imposed by this Agreement, but subject to such restrictions as shall apply under US Securities laws or regulations.

9.3
Notwithstanding the restrictions set out in Clauses 9.1 and 9.2, each Shareholder agrees not to dispose of any of the Consideration Shares in a manner which is inconsistent with the provisions set forth in Clause 14.

9.4
Each director and officer of the Purchaser as of the date of this Agreement, agrees not to dispose of any of the Securities beneficially owned by such director or officer within a period of twenty four months from the Completion Date, save pursuant to an offer made to all the holders of Securities in the Purchaser and thereafter only to dispose of any of the Securities beneficially owned in accordance with the provisions of this Clause 9 or Clause 14.3.

9.5	Notwithstanding the restrictions set out in this Section 9, the Purchaser agrees not to dispose of any Allotment Shares or Acquisition Shares so as to contradict the provisions of Clause 14.3.

10.	Directors

On Completion and for a twenty four month period thereafter shareholders of the Purchaser (excluding the Shareholders) holding in the aggregate not less than 25% of the total issued share capital of the Purchaser shall have the right to call a special meeting of the Purchaser’s shareholders for the purpose of electing said shareholders nominated directors to the board of directors of the Purchaser, in accordance with the Purchaser’s statutes of incorporation and SEC laws and regulations. During the twelve-month period each of the Shareholders agrees to exercise all votes exercisable by each of them as a director and/or shareholder of the Purchaser in favor of the appointment as directors of the Purchaser as shall be nominated pursuant to this provision.

11.	Warranties and Purchaser Warranties

11.1	The Shareholders jointly and severally warrant to the Purchaser that each of the statements set out in Part I of Schedule 4 is true and accurate in all respects as of the date of this Agreement.

11.2
Immediately prior to Completion, and the Shareholders shall be deemed to have jointly and severally warranted to the Purchaser, subject to those matters fully and fairly disclosed in the Disclosure Letter, based on the facts in existence at that time, that each of the Warranties in the form set out in Part 2 of Schedule 4 is true and accurate as at the Completion Date.

11.3
Immediately prior to Completion, the Purchaser shall be deemed to have warranted to the Shareholders that, subject to those matters fully and fairly disclosed and based on the facts in existence at the time, each of the statements set out in Schedule 5 is true and accurate in all respects as at the Completion Date.

11.4	Each of the Shareholder’s liability for the Warranties shall be limited as set out in Clause 12.

11.5	The Purchaser’s liability for the Purchaser’s Warranties shall be limited as set out in Clause 13.

12.	Limitations on Claims

12.1
The Shareholders shall not be liable in respect of any Claim unless and until they shall have received from the Purchaser written notice containing details of the relevant Claim including the amount of the Claim and full details of the matter or default which gives rise to the Claim on or before the first anniversary of this Agreement.

12.2
Any Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Purchaser unless legal proceedings in respect of such Claim have been commenced (by being both issued and served on the Company) within twelve months of the notification of such Claim to the Company.

12.3
The Shareholders shall not be liable in respect of any Claim unless the amount of their individual liability in respect of an individual Claim exceeds $50,000 (in which event, they shall be liable for the whole amount of such Claim and not only the excess over such amount; such that a joint and several claim filed against the Shareholders shall be considered an individual Claim against each of the shareholders).

12.4
Notwithstanding any other provision of this Agreement the individual liability of each of the Shareholders shall not in any circumstances exceed $114,000. Individually and collectively their liability in the aggregate shall not in any circumstances exceed $550,000.

12.5
The Purchaser shall not be entitled to recover damages in respect of any Claim for breach of a Warranty or otherwise obtain reimbursement or restitution more than once in respect of any one breach of that Warranty arising out of or in connection with the same circumstances.

12.6	The Shareholders shall not be liable in respect of any Claim:

(a)	to the extent that recovery is made by the Purchaser or the Company under any policy of insurance; or

(b)	to the extent that the Purchaser or the Company have already obtained reimbursement or restitution in respect of such claim from any third party.

13.	Limitations on Purchaser Warranty Claims

13.1
The Purchaser shall not be liable in respect of any Claim unless and until it shall have received from the Shareholders written notice containing details of the relevant Claim including the amount of the claim and full details of the matter or default which gives rise to the claim on or before the first anniversary of the Completion Date.

13.2
Any Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Shareholders unless legal proceedings in respect of such Claim have been commenced (by being both issued and served on the Purchaser) within twelve months of the notification of such Claim to the Purchaser pursuant to Clause 13.1.

13.3
The Purchaser shall not be liable in respect of any Claim unless the amount of the liability of the Purchaser for such Claim exceeds $50,000 (in which event, the Purchaser shall be liable for the whole amount of such claim and not only the excess over such amount).

13.4	Notwithstanding any other provision of this Agreement the aggregate liability of the Purchaser under this Agreement shall not in any circumstances exceed $550,000.

13.5
Neither the Shareholders nor the Company shall be entitled to recover damages in respect of any Claim for breach of a Warranty or otherwise obtain reimbursement or restitution more than once in respect of any one breach of that Warranty arising out of or in connection with the same circumstances.

13.6	The Purchaser shall not be liable under this Agreement in respect of any Claim:

(a)	to the extent that recovery is made by the Purchaser, the Company, the Shareholders under any policy of insurance; or

(b)	to the extent that the Company, the Shareholders have already obtained reimbursement or restitution in respect of such claim from any third party.

14.	US Securities Act Provisions,

14.1
Each of the Shareholders agrees, and undertakes to procure that any nominee appointed by him pursuant to Clause 3.1 shall agree, that they are acquiring the Consideration Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Consideration Shares issued to it (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly subject to any other restrictions and limitations set forth in this Agreement unless:

(a)	the sale is to the Purchaser;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder;

(c)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S promulgated thereunder; or

(d)
the Consideration Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to the Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by the Purchaser.

14.2	Each of the Shareholders acknowledges that the certificates representing the Consideration Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

14.3
The Purchaser agrees that it is subscribing for acquisition of the Allotment Shares and the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Allotments Shares or Acquisition Shares issued or transferred to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S promulgated thereunder; or

(c)
the Allotment Shares or Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to the Company an opinion of counsel to that effect or such other written opinion as may be reasonably required by the Purchaser.

14.4	The Purchaser acknowledges that the certificates representing the Allotment Shares and the Acquisition Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

15.	Taxation

The Parties intend that the acquisition of the Acquisition Shares in exchange for the Consideration Shares shall be a “tax free” exchange transaction within the meaning of Section 368 of the Internal Revenue Code of 1986 of the United States of America.

16.	Termination

16.1
This Agreement shall come into effect on the date hereof and subject to termination pursuant to Clauses 16.2, 16.3, 16.4 or 16.5 below shall continue in effect until all of the respective obligations of the Parties have been fully discharged.

16.2
If Initial Funding Completion has not occurred within 28 days of the date of this Agreement, each of the Parties shall be entitled to terminate the Agreement by service of a notice in writing on the others, unless agreed to otherwise in writing by the Parties.

16.3
If pursuant to Clause 7, the Purchaser in its sole discretion decides for any reason that it is unable or unwilling to proceed to Completion and has so advised the Company and the Shareholders in writing in accordance with Clause 7, it shall be entitled to terminate this Agreement forthwith by service of a notice in writing on the Company and the Shareholders, which termination shall be effective immediately upon the service of such notice.

16.4
If Completion has not taken place within five months of the date hereof and the Parties have not resolved the difficulties preventing Completion from taking place pursuant to Clause 8.3 and 8.4, the Parties shall each be entitled to terminate this Agreement forthwith by service of a notice in writing on the other Party.

16.5
If prior to Completion the Shareholders or the Company are in breach of any of the terms or conditions of this Agreement, or fail to comply in any material respect with any of its or their covenants or undertakings as set out in this Agreement, the Purchaser shall be entitled to serve notice on the Company requiring it and the Shareholders to comply with such covenants and undertakings within a period of twenty eight calendar days from the date of service of the notice and if the Shareholders or the Company fails to rectify such breach or failure within the period of twenty eight calendar days specified in the notice by the Purchaser, the Purchaser shall be entitled to terminate this Agreement forthwith by service of a further notice in writing on the Company or the Shareholders, which termination shall be effective immediately upon the service of such notice.

16.6
If this Agreement is terminated pursuant to Clauses 16.2, 16.3 or 16.4 above, the Parties shall have no liability to each other for any claims, losses, damages or expenses suffered or incurred prior to or following termination of this Agreement except and to the extent that such claims, losses, damages or expenses are attributable to a breach or material failure by one or more of the Parties in which case the Party responsible for such breach or material failure shall have liability to the Party making such claim or incurring such losses, damages or expenses.

16.7
The Parties’ rights to make claims and or recover losses or damages, attributable to a breach of this Agreement or attributable to a material failure by one or more of the other Parties to discharge their respective obligations pursuant to this Agreement including but not limited to claims in respect of the Warranties shall continue notwithstanding termination pursuant to Clauses 16.2, 16.3 or 16.4 above.

17.	Entire Agreement

This Agreement and the documents annexed to it represent the entire agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the Parties relating to those transactions and each Party acknowledges that it does not rely on any statement, representation, assurance or warranty of any person (whether a Party to this Agreement or not) other than as expressly set out in this Agreement. Each Party agrees and undertakes to the other Parties that the only rights and remedies available to it arising out of or in connection with this Agreement or its subject matter shall be solely for breach of contract.

18.	Third Party Rights

This Agreement and the documents referred to in it are made for the benefit of the Parties and their successors and permitted assignees and are not intended to benefit, or be enforceable by, anyone else.

19.	Notices

19.1	All notices served on the Company shall be addressed to the address set forth in 19.3.2 below.

19.2
 The Shareholders and each of them, as they hereby acknowledge and accept, shall be deemed to have received copies of all notices served pursuant to this Agreement provided that they have been served upon the Company.

19.3
The Purchaser as it hereby acknowledges and accepts shall be deemed to have received copies of all notices served pursuant to this Agreement provided that they have been served upon and addressed to the Purchaser at the following address:

19.3.1	To the Purchaser:

Suite 2200 - 1177 West Hastings Street

Vancouver, British Columbia

Canada V6E 2K3

With a copy to: Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor
New York, NY 10006
Attention: Richard A. Friedman
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

19.3.2 To the Company:
The Four Rivers BioEnergy Company Inc.
117 Lincoln Park
Amersham, Buckinghamshire HP7 9HF

Attention: Gary Hudson
Telephone:
Facsimile:

With a copy to:

The Four Rivers BioEnergy Company Inc.
c/o Jack Dunigan
99 Lamb Road
Benton, Kentucky, 42025

Attention: Jack N. Dunigan
Telephone: (270) 519-3434
Facsimile: (270) 527-0015

19.4
Any notice or other document to be served under this Agreement may be delivered by hand or sent by first class recorded delivery post to the Party to be served at its address appearing in this Agreement or at such other address as it may have notified to the other Parties in accordance with this clause.

19.5	All notices set out pursuant to this Agreement shall take effect:

19.5.1	if delivered by hand, upon delivery;

19.5.2	if posted, at 10 a.m. on the second Business Day after posting or if posted to an address in another country at 10 a.m. on the fifth Business Day after posting.

19.6
In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the telex or facsimile message was properly addressed and dispatched and the correct answerback or identity code is received as the case may be.

20.	General

20.1	Each of the obligations and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

20.2	None of the Parties shall be entitled to assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Parties.

20.3
Any announcements concerning the transaction provided for in this Agreement by or on behalf of the Shareholders, the Purchaser or the Company shall be subject to the approval of the other Parties except that the approval of the Shareholders and/or the Company shall not be required as to (i) any statements or information which the Purchaser submits to its stockholders, or (ii) any statements, reports, publications or disclosures, including applicable filings with the US Securities and Exchange Commission, that the Purchaser is required to make pursuant to any applicable state or federal laws or regulations or (iii) any statements reports or disclosure that the Purchaser is required to make pursuant to any applicable state or federal court order, subject to any applicable limitations and privileges.

20.4
Following signature of this Agreement the Purchaser shall have no liability to pay for any expenses incurred by the Company including the fees of advisors, agents, lawyers (save in respect of fees incurred in the preparation and negotiations of this Agreement), and accountants employed by the company and or the Shareholders except as separately agreed by the Purchaser.

20.5
Time shall be of the essence of this Agreement both as regards dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by variation or amendment to this Agreement.

20.6
Notwithstanding any provision herein to the contrary, the Parties agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to Clause 16 or otherwise, the Parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from the Company and the Purchaser and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that the Purchaser will be required to issue a news release regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Completion contemplated hereby together with such other documents as are required to maintain the currency of the Purchaser’s filings with the Securities and Exchange Commission.

20.7 Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

20.8	If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

21.
With the exception of the Shareholders having an ability solely to hold a direct or indirect equity interest not exceeding 5% in any publicly traded company, the Company and each of the Shareholders undertake and covenant to the Purchaser that the Company and each of the Shareholders, will not, and that they will procure that, no company or business enterprise in which they have an interest whether directly or indirectly, except as disclosed, will not, during a period starting from the date of this Agreement and ending on a date which shall be two years from the Completion Date, directly or indirectly, be involved with the construction and/or operation of either a bioethanol or biodiesel manufacturing plant, company, business enterprise or other, located in the US States of Kentucky, Arkansas, Missouri, Illinois, Indiana and Tennessee in competition, whether direct or indirect, with the Company, the Purchaser and or the Business. The Company and each of the Shareholders acknowledge that this restriction is reasonable and necessary for the protection of the interests of the Purchaser, but if it shall be held to be void but would be valid if deleted in part or reduced in its application territorially or in time, such restrictions shall apply modified as may be necessary to make it valid and enforceable. The provisions of this

Clause shall cease to have effect on termination of this Agreement pursuant to the provisions of Clause 16.

22.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts (which may be facsimile copies) but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute but one and the same instrument.

23.	Governing Law and Jurisdiction

23.1	Submission to Jurisdiction; Consent to Service of Process.

23.1.1
The Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

23.1.2
Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 19.

23.1.3	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

24.	Post-Initial Funding Completion Matters

24.1	Forthwith after Initial Funding Completion, the Purchaser, the Company and the Shareholders all agree to use their best efforts to:

(a)	issue a news release reporting the Completion; and

(b)
file a Form 8-K within 4 business days of the execution of this Agreement with the Securities and Exchange Commission disclosing the terms of this Agreement and any other information of Company and Purchaser as required by the rules and regulations of the Securities and Exchange Commission.

25.	Pre and Post-Completion Matters

25.1	Forthwith after Completion, the Purchaser, the Company and the Shareholders all agree to use their best efforts to:

(a)	issue a news release reporting the Completion;

(b)	file a Form 8-K within 4 business days of the Completion Date with the Securities and Exchange Commission disclosing the terms of this Agreement with audited financial statements of Company as well as any required pro forma financial information or other information of Company and Purchaser as required by the rules and regulations of the Securities and Exchange Commission; and

(c)
not less than 10 days prior to the date the Shareholders shall take office as the directors of the Purchaser, file with the Securities and Exchange Commission a report on Form 14(f) disclosing the change in control of Purchaser and use all commercially reasonable efforts to mail the definitive Form 14(f) to shareholders as soon as permissible and practicable after the filing of the Form 14(f).

[Remainder of Page Left Intentionally Blank]

AS WITNESS WHEREOF this Agreement has been signed by and on behalf of the Parties the day and year first before written.

SIGNED for and on behalf of  )

MED-TECH SOLUTIONS, INC. )
/s/ Mark A. McLeary
Mark A. McLeary
Chief Executive Officer

SIGNED for and on behalf of )

The Four Rivers BioEnergy Company Inc.)

/s/ Gary Hudson
Gary Hudson
President

SIGNED by )
 /s/ Kevin John Alexander

Kevin John Alexander )

SIGNED by )
 /s/ Jack N. Dunigan

Jack N Dunigan )

SIGNED by )
 /s/ Gary Hudson

Gary Hudson )

SIGNED by )
 /s/ Alastiar G. Mack

Alastair G Mack )

SIGNED by )
/s/ Stephen John Padgett

Stephen John Padgett )

SIGNED by )
 /s/ Gordon Weightman

Gordon Weightman )

Schedule 1

Details of the Company

Name	The Four Rivers BioEnergy Company Inc
Registered Number	0659433
Authorized Share Capital	1,000 shares of $0.001each
Issued Share Capital	850
Directors	Gary Hudson, Stephen Padgett, Gordon Weightman, Kevin Alexander, Alastair Mack and Jack Dunigan
Secretary	Kevin John Alexander

Schedule 2

Details of the Shareholders

Name	Address	No. of Acquisition Shares	No. Consideration Shares
Alexander, Kevin John	23 Broadwater Close, Walton-on-Thames, Surrey KT12 5DD, United Kingdom	98	4,688,435
Barnett, Philip Charles	Hook Lane Cottage, Puttenham, Surrey GU3 1AN, United Kingdom	81	3,875,135
Dunigan, Jack N.	99 Lamb Road, Benton, Kentucky, 42025 United States of America	61	2,918,312
Hudson, Gary	117 Lincoln Park, Amersham, Buckinghamshire HP7 9HF, United Kingdom	216	10,333,694
Mack, Alastair G.	Bracken House, Crooksbury Hill, Farnham, Surrey GU10 1RF, United Kingdom	178	8,515,729
Padgett, Stephen John	Christmas Hill Farm, Gaydon Road, Bishops Itchington, Southam, Warkwickshire, CV47 2QY, United Kingdom	38	1,817,966
Weightman, Gordon	Riverside Farmhouse, Kirkby Mills, York, YO62 6NR, Yorkshire, United Kingdom	178	8,515,729

Schedule 3

Details of the Purchaser

Name	Med-Tech Solutions, Inc.
Registered Number	98-0442163 (IRS Employer Identification Number)
Issued Securities at date of Completion	128,042,778
Directors	Mark A. McLeary
Secretary	Mark A. McLeary

Schedule 4

Shareholders Warranties

Part I

Warranties

The Shareholders (hereinafter in this Schedule collectively referred to as “Warrantors”) hereby jointly and severally warrant in all material respects and represent to the Purchaser with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that as of the date of the Agreement:

1.	The Company - Company Status and Capacity

1.1
The Company is a company duly incorporated and validly subsisting under the laws of the State of Kentucky, and the Subsidiary is a Company duly incorporating and validly subsisting under the laws of England and Wales.

1.2
The Company has the legal power, capacity and authority to own its assets and to carry on the Business and to enter into and complete this Agreement, and the Subsidiary has the legal power, capacity and authority to own its assets;

1.3	The details of the Company set out in Schedule 1 are true and accurate in all respects.

1.4	The Subsidiary is a wholly owned subsidiary of the Company.

2.	The Company - Capitalization

2.1
The authorized capital of the Company consists of 1,000 shares of common stock, $0.001 par value per share, of which 850 shares (being the Acquisition Shares) have been issued to the Shareholders and are credited as fully paid. The Allotment Shares will, on issue and allotment, be free from any Encumbrances and the Acquisition Shares are, at the date of this Agreement, and will remain on Completion free from any Encumbrances save in the case of the Allotment Shares, for the preemptive rights attached to such shares in the Company’s Articles of Incorporation which have been waived by the Shareholders to allow for allotment of the Allotment Shares.

2.2
The authorized capital of the Subsidiary consists of 1,000 ordinary shares of £1.00 each of which 1,000 shares have been issued to the Company and are credited as fully paid. The 1,000 share of Subsidiary issued to the Company will, on issue and allotment, be free from any Encumbrances, and at the date of this Agreement, and will remain on Completion free from any Encumbrances.

2.3
No legal person, firm or corporation has any agreement, option, warrant or any other right capable of becoming an agreement, option, warrant pre-emptive right or right for the acquisition of the Shares held by the Shareholders or for the purchase, subscription or issuance of any of the unissued shares in the capital of the Company or the Subsidiary.

3.	The Company Records

3.1	The Articles of Incorporation and Bylaws of the Company and the Memorandum and Articles of Association of the Subsidiary have not been altered since their respective incorporation dates..

3.2
The minute books of the Company and the Subsidiary are complete in all material respects and each of the minutes contained therein accurately reflect in all material respects the actions that were taken at a duly called and held meeting or by consent without a meeting. The Company and the Subsidiary is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation or Bylaws or the Memorandum and Articles of Association, as applicable. The statutory books and records of the Company have been kept up to date and maintained in accordance with the requirements of the laws of Kentucky. All necessary filings have been made to the relevant authorities or organizations with responsibility for regulation. The statutory books of the Subsidiary have been maintained in the same manner as the Company and in accordance with the laws of England and Wales and all necessary filings have been made with the Companies Registry.

4.	Directors and Employees

The directors of the Company are Gary Hudson, Stephen Padgett, Gordon Weightman, Kevin Alexander, Alastair Mack and Jack Dunigan. The remuneration and expenses paid to the directors is as set out in the contracts with the Company or the Subsidiary and as otherwise disclosed to the Purchaser. Except as disclosed to the Purchaser the directors of the Company and of the Subsidiary are not in receipt of any remuneration or benefits of any kind from the Company, or for which the Company is or may be made responsible and the level of their remuneration remain fixed for the duration of the interim period. There are no employees of the Company and/or the Subsidiary and other than the remuneration to be paid to the directors as referred to above, and neither the Company nor the Subsidiary have any responsibility to pay for the services of any third parties acting as consultants to the Company and/or the Subsidiary or in any other capacity except as disclosed.

5.	Trading

Neither the Company nor the Subsidiary are, or have been, since their respective dates of incorporation, a party to any agreement or obligation which is of an unusual or abnormal nature or outside the ordinary and normal course of business or which is not of an entirely arms length nature.

6.	Execution and Performance of Agreement

The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company, and:

(i)
does not violate the Articles of Incorporation or Bylaws of the Company or result in any material breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which the Company is a party;

(ii)	give any person any right to terminate or cancel any material agreement including any right or rights enjoyed by the Company and its Subsidiary;

(iii)	result in any alteration of the Company's and or the Subsidiary’s obligations under any agreement to which the Company and or its Subsidiary is a party;

(iv)	result in the creation or imposition of any lien, Encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Company’s and or the Subsidiary’s assets;

(v)	result in the imposition of any tax liability to the Company and or the Subsidiary, nor violate any court order or decree to which either the Company and or the Subsidiary is subject to;

7.	Business Plan and Project Overview

The Business Plan and the Project Overview including the financial model and assumptions contained therein, have been prepared carefully and in good faith based upon information available to the Company and the Shareholders which to the best of their knowledge is accurate and complete.

Part II

Warranties

Each of the Warrantors hereby jointly and severally warrant in all material respects and represent to the Purchaser with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated under the Agreement, as of the Completion Date, as follows (Various references are made below to the Subsidiary and in the absence of such references, where the context permits, references to the Company shall include references to the Subsidiary):

1.	Part I Warranties

The statements set out in Part I of this Schedule 4 relating to the Company remain true and accurate in all material respects except that the Company has pursuant to the terms of this Agreement issued and allotted the Allotment Shares and has entered into employment contracts and made appointments and or engaged the services of various individuals as disclosed to the Purchaser and has entered into the Completion Agreements. In particular, but without prejudice to the generality of the foregoing, the statement set out in paragraph 7 remains true and accurate with respect to the Business Plan as revised and or amended during the Interim Period to the extent that it has been revised and or amended.

2.	Records and Financial Statements

2.1
The Articles of Incorporation or Bylaws of the Company and the Memorandum and Articles of Association of the Subsidiary have not been altered since their respective incorporation dates, except as filed in the record books of the company.

2.2
The minute books of the Company and the Subsidiary are complete in all material respects and each of the minutes contained therein accurately reflect in all material respects the actions that were taken at a duly called and held meeting or by consent without a meeting.

2.3
Neither the Company nor the Subsidiary is in violation or breach of, or in default with respect to, any term of their respective Articles of Incorporation, Bylaws or Memorandum and Articles of Association.

2.4	The statutory books and/or records of the Company and the Subsidiary are up to date and maintained in accordance with good practice.

3.	Subsidiary Companies

The Subsidiary is the only subsidiary company owned by the Company and there are no other companies or undertakings in which the Company has an interest, and no contracts or arrangements in existence, or under consideration for the Company to acquire an interest in any other companies or undertakings. The nature of the Business does not require the Subsidiary to register or be qualified to carry on business in any other jurisdiction.

4.	Litigation

4.1
Neither the Company nor the Subsidiary is engaged in any material litigation or arbitration, prosecution or other legal proceedings and after making due and careful enquiries there are no facts which are likely to give rise to any such proceedings.

5.	The Company - Records and Management Accounts and Financial Statements

5.1
The Management Accounts have been prepared with due care and attention and they show with reasonable accuracy the financial liabilities and commitments of the Company as at the date to which they were prepared.

5.2
All of the bank accounts of the Company, their locations, numbers and authorized signatories have been disclosed to the Purchaser and except as disclosed to the Purchaser, the Company and the Subsidiary have no other bank accounts.

5.3	No dividends or other distributions on any shares in the capital of the Company have been made, declared or authorized since the date of the last set of Management Accounts.

5.4
No payments of any kind have been made or authorized since the date of the last Management Accounts to or on behalf of the Warrantors or to or on behalf of officers, directors, shareholders or employees of the Company or under any management agreements with the Company, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

5.5	There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting the Company, except as set forth in the last Management Accounts.

5.6
The Company is not indebted to the Warrantors nor to any director or officer of the Company or any connected person except in respect of bona fide business transactions incurred in the normal course of business and no Shareholder, director or officer is under any financial obligation to the Company except for advances in the normal course of business.

5.7
The Company Financial Statements, and to the extent required the Financial Statements, are true and accurate in all material respects and that the Company Financial Statements have been audited for the period from inception to March 31, 2006 (or such other period as may be permitted in writing by the Purchaser), by an independent registered certified public accounting firm who is registered with, and has audited the Company Financial Statements in accordance with the standards of, the Public Company Accounting Oversight Board (United States of America), and that the Financial Statements from inception to June 30, 2007, if required, have been reviewed in accordance with the PCAOB and are in conformity with accounting principles generally accepted in the US.

5.8	Since the date of the last Management Accounts:

(i)
there has not been any material adverse change in the consolidated financial position or condition of the Company, its liabilities or the Company assets or any damage, loss or other change in circumstances materially affecting the Company, the Business or the Company’s assets or the Company’s right to carry on the Business, other than changes in the ordinary course of business;

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting the Company, the Business or the Company’s assets;

(iii)
there has not been any increase in the compensation payable or to become payable by the Company to the Warrantors or to any of the Company 's officers, employees or agents or any bonus, payment or arrangement made to or with any of them;

(iv)	the Business has been and continues to be carried on in the ordinary course;

(v)	the Company has not waived or surrendered any right of material value;

(vi)	the Company has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of US $10,000 individually or US $50,000 in total have been authorized or made.

6.	The Company - Income and Corporate Tax Matters

6.1
All tax returns and reports of the Company and its Subsidiary required by law to be filed have been filed and are true, complete and correct in all material respects, and any taxes payable in accordance with any return filed by the Company or its Subsidiaries or in accordance with any notice of assessment or reassessment issued by any taxing authority have been paid when due.

7.	The Company - Applicable Laws and Legal Matters

7.1
The Company and the Subsidiary have complied with all laws in the jurisdictions in which they operate and are not in material breach of any such laws. The Company and the Subsidiary hold all material approvals, licenses and permits as may be requisite for carrying on the Business which approvals, licenses and permits have been in all material respects maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Business.

7.2
Neither the Company nor the Subsidiary have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a material adverse effect on the Business, and neither the Company nor the Subsidiary are in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the Business.

7.3
There is no material litigation or administrative or governmental proceeding pending against or relating to the Company or the Subsidiary or the Business and there has not been any deliberate act or omission of the Company or the Subsidiary that would form any material basis for any such action or proceeding.

7.4
Neither the Company nor the Subsidiary have made any voluntary assignment or proposal under applicable laws relating to insolvency and no insolvency petition has been filed or presented against the Company or the Subsidiary and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Company or the Subsidiary and neither the Company nor the Subsidiary are aware of any circumstances which could give rise to such orders or resolutions.

7.5
Neither the Company nor the Subsidiary is a party to any collective agreement relating to the Business with any labor union or other association of employees and no part of the Business has been certified as a unit appropriate for collective bargaining or has made any attempt in that regard.

7.6
Neither the Company nor the Subsidiary is a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

8. The Company Assets - Ownership and Condition

8.1
Neither the Warrantors nor any other person, firm or corporation own any assets used by the Company and or the Subsidiary in operating the Business which are material to the Company and or the Subsidiary.

8.2
The Company and the Subsidiary are the legal and beneficial owners of their respective assets from and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

8.3	No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the assets of the Company or the Subsidiary.

8.4	The Company and/or the Subsidiary maintain public liability insurance and insurance against loss or damage to the Company’s and/or the Subsidiary’s assets.

8.5
The Company has entered into the Completion Agreements and has performed and as necessary has taken action to ensure that the Parties to such Completion Agreements have performed all of the provisions of such Agreements which are material to progress pursuant to the provisions of the Business Plan, and neither the Company nor the other Parties to such Agreements are in breach of any of the terms and provisions of the Completion Agreements

8.6
There has not been any default in any material obligation of the Company and/or the Subsidiary or any other party to be performed under any contract material to the Company or the Subsidiary and the Company and the Warrantors are not aware of any default in the obligations of any other party to any of the contracts material to the Business.

8.7
There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of the Company and/or the Subsidiary. Neither the Company nor the Subsidiary are obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

9.	The Company Assets - The Company Goodwill and Other Assets

9.1
The Company and the Subsidiary carry on the Business under the name “The Four Rivers BioEnergy Company Inc.” and variations thereof and under no other business or trade names. The Warrantors do not have any knowledge of any infringement by the Company or the Subsidiary of any patent, trademark, copyright or trade secret;

9.2
Except for the Subsidiary, the Company does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

9.3
Since the date of the last Management Accounts the business has been carried on in the ordinary course and the Company has not entered into any material agreement or commitment except in the ordinary course.

10.	The Company - Health and Safety

The Company and/or its Subsidiaries have complied in all material respects with the requirements of all health and safety legislation operative in the U.S. and the other jurisdictions in which the Company operates. There are no outstanding claims or matters which represent a breach of such laws and there are no circumstances or events which could give rise to such claims.

Schedule 5

Purchaser’s Warranties

Except as set forth in the Attachments to this Schedule (the “Attachment Schedules”) which Attachment Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, and except as set forth in the SEC Reports, the Purchaser hereby makes the representations and warranties set forth below to the Company and each of the Shareholders:.

1.	Corporate Matters

1.1
The Purchaser has full power and authority to enter into and perform this Agreement and any agreement or document to be entered into by the Purchaser pursuant to this Agreement. This Agreement and the other documents to be executed by the Purchaser pursuant to this Agreement constitute or, when executed, will constitute, valid and binding obligations on the Purchaser which are enforceable in accordance with their respective terms.

1.2
The Purchaser has taken all corporate and other action necessary to enable it to enter into and perform this Agreement and any agreement or document to be entered into pursuant to this Agreement and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this Agreement and any agreement or document to be entered into pursuant to this Agreement.

1.3	The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and any agreement or document entered into pursuant to this Agreement will not:

(i)	result in a breach of any provision of the constitutional documents of the Purchaser; or

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency or Encumbrance to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

1.4	The Purchaser has not created or granted or agreed to create or grant any Encumbrance in respect of any of its Securities.

1.5
Except as contemplated by this Agreement, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any Securities or loan capital of the Purchaser (including any option or right of pre-emption or conversion).

1.6	The Purchaser is not, nor has it ever been the holder or beneficial owner of, nor has it agreed to acquire:

(i)	any share or loan capital of any corporate body (whether incorporated in the United States of America or elsewhere); or

(ii)	any interest in any firm, partnership, association, organization or trust.

1.7	The Purchaser does not control or take part in the management of any corporate body, firm, partnership, association, organization or trust.

1.8	The details of the Purchaser set out in Schedule 3 are true and accurate in all respects.

1.9
The Purchaser has at all times carried on business and conducted its affairs in all respects in accordance with its constitution for the time being in force and any other documents to which it is or has been a party.

1.10	The Purchaser is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

1.11
Due compliance has been made with all legal requirements in connection with the formation of the Purchaser, the allotment or issue of any of its Securities and other securities and the payment of dividends.

1.12
Except as set forth in the Attachment Schedule 1.12 all returns, particulars, resolutions and documents required to be filed with any authority in the United States of America, or any other authority, in respect of the Purchaser have been duly filed within the relevant time limits and were true, accurate and correct in all material respects.

1.13
The authorization, allotment and issue of the Consideration Shares complies, to the extent applicable, with the constitutional documents of the Purchaser and all relevant legal and regulatory requirements.

1.14
The Consideration Shares will be allotted fully paid and issued free from all claims, expenses and Encumbrances and together with all rights attached to them at the date of this Agreement and subsequently.

1.15
The Consideration Shares on issue will rank pari passu in all respects with the Purchaser’s current issued Securities, including the right to participate in all dividends and other distributions thereafter made or paid in respect of the Securities.

The Purchaser and its Directors have full power and authority under the Purchaser’s constitutional documents and from resolutions passed by its members in general meeting to allot and issue the Consideration Shares without any other sanction or consent by members of the Purchaser or any class of them for the allotment and issue of the Consideration Shares which has not been unconditionally obtained.

1.16	The allotment and issue of the Allotment Shares and the transfer of Acquisition Shares to the Purchaser complies with all relevant legal and regulatory requirements.

2.	Finance

2.1
Except for the commitments contained in this Agreement, which are conditional upon the Purchaser securing support for its private placement fundraising activities, the Purchaser has no outstanding capital commitments. The Purchaser has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments.

2.2	The Purchaser has not lent any money which has not been repaid to it.

2.3	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Purchaser.

2.4	The Purchaser has no outstanding loan capital, nor has it agreed to create or issue any such loan capital.

2.5	Since the date of its incorporation the Purchaser has not:

(i)	incurred or agreed to incur any borrowing or indebtedness which it has not repaid or satisfied;

(ii)	lent or agreed to lend any money which has not been repaid to it; or

(iii)	acquired the benefit of any debt, present or future.

2.6	Except as set forth in the Attachment Schedule 2.6, since the date of its incorporation, the Purchaser is not a party to nor has it any outstanding obligation under nor has it agreed to enter into:

(i)
any loan agreement, debenture, bond, stock, acceptance or documentary credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or sale of receivables or factoring agreement or sale and lease back arrangement; or

(ii)	any other arrangement, except as contemplated in this Agreement, the purpose of which is to raise money or provide finance or credit.

3.	Business Transfer Agreement

Since incorporation the Purchaser has not conducted any business other than the Pre-Completion Business. The Purchaser having entered into the Business Transfer Agreement has transferred all assets and liabilities to the Subsidiary company which is a party to the Business Transfer Agreement. As a result of transferring all of the assets and liabilities associated with the Pre-Completion Business out of the Purchaser under the terms of the Business Transfer Agreement prior to the Completion Date, as well as assigning all agreements related thereto, the Purchaser has no remaining liabilities or obligations relating to the Pre-Completion Business.

4.	Trading

4.1
The Purchaser is not and has not since its date of incorporation been a party to any agreement, arrangement or obligation which is of an unusual or abnormal nature or outside the ordinary and normal course of business or which is not of an entirely arms length nature.

4.2	The Purchaser has not entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.

4.3
No third party has entered into or provided any guarantee or agreement for indemnity or for suretyship or performance bond or other security in respect of any debt, liability or obligation of the Purchaser.

4.4
The Purchaser is not, nor will it with the lapse of time become, in default under any agreement to which it is a party and, so far as the Purchaser is aware, there are no facts, matters or circumstances which are likely to give rise to any such default.

4.5
To the best of the Purchaser’s knowledge and belief is not nor will it with the lapse of time become liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

4.6
Except as set forth in the Attachment Schedule relevant to this statement 4.6 no party to any agreement with the Purchaser is in material default under such agreement and, so far as the Purchaser is aware there are no facts, matters or circumstances which are likely to give rise to any such default.

4.7
The Purchaser has obtained all licenses, permissions, authorizations and consents from any person, authority or body which are necessary for the carrying on of its business and all such licenses, permissions, authorizations and consents are in full force and effect and the Purchaser is not in breach of any of the terms or conditions of any such license, permission, authorization or consent.

4.8
No party is or will be entitled to terminate or revoke any such license, permission, authorization or consent as a result of the entry into or performance of this Agreement or any of the transactions contemplated by this Agreement.

4.9
Neither the Purchaser (nor any person for whose acts or defaults the Purchaser may be vicariously liable) is involved or since the date of incorporation of the Purchaser has been involved in any legal or administrative or arbitration proceedings (whether as plaintiff or defendant or otherwise) and no such proceedings are pending or threatened and, so far as the Purchaser is there are no facts, matters or circumstances which are likely to give rise to any such proceedings.

4.10	There is no unfulfilled or unsatisfied judgment or court order or undertaking or assurance given to any court or government or governmental agency or regulatory body outstanding against the Purchaser.

4.11
No governmental or official investigation or inquiry concerning the Purchaser or any of its directors or employees is in progress or pending and so far as the Purchaser is aware there are no facts, matters or circumstances which are likely to give rise to any such investigation or inquiry.

4.12	The Purchaser has conducted and is conducting its business in accordance with all applicable laws in the United States of America and Canada.

4.13	The Purchaser is not in breach of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the United States of America or Canada).

4.14
The Purchaser has not made any voluntary assignment or proposal under the applicable laws relating to insolvency and no bankruptcy petition has been filed or presented against the Company and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Purchaser.

5.	Employment

5.1	The Purchaser has no employees.

5.2	No outstanding offer of employment has been made by the Purchaser to any person nor has any person accepted an offer of employment made by the Purchaser but who has not yet commenced such employment.

5.3
Except as set forth in the Attachment Schedule relevant to this statement 5.3 there are no contracts for services (including without limitation consultancy agreements) between the Purchaser and any person.

5.4	The Purchaser does not have in existence or participate in any share incentive scheme or share option scheme.

6.	Pensions

The Purchaser has not prior to the date of this Agreement paid, provided or contributed towards, and the Purchaser has not proposed nor is it under any obligation, liability or commitment whether established by trust contract, board resolution, service agreement, ex-gratia arrangement or otherwise and whether or not legally enforceable to pay, provide or contribute towards, any retirement, death or disability benefit for or in respect of any present or past officer or employee (or any spouse, child or dependent of any of them) of the Purchaser and no such pension or payment is now being made voluntarily and no ex-gratia payments in respect of any pension have been or are proposed to be made by the Purchaser to any such persons.

7.	Assets

7.1	No claim has been or will be made by any person to be entitled to any Encumbrance on or over any of the assets, property or undertaking of the Purchaser.

7.2	There is no dispute, directly or indirectly, between the Purchaser and any person relating to any of the assets of the Purchaser.

8.	Insurance

8.1	As of the Completion Date, to the best of the Purchaser’s knowledge and belief, the Purchaser is not required to obtain nor does it maintain any policies of insurance.

8.2
Subsequent to Completion, the Purchaser shall use its best efforts to obtain all required policies of insurance, as would be obtained or carried on by a same type of business, and shall at all material times thereafter adequately insure against accident, damage, injury, third party loss (including, with limitation, product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business as that carried on by the Purchaser. In addition, the Purchaser shall use its best efforts to have all policies of insurance effected by or for the benefit of the Purchaser in the future to be then in full force and effect and shall use its best efforts not to take any action or omit to take any action which could make any such policy of insurance void or voidable or which would likely to result in an increase in premium.

9. SEC Reports

“SEC Reports” shall mean all reports, schedules, forms, statements and other documents filed by the Purchaser with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, from inception on January 28, 2005 through the Completion Date.

ATTACHMENT SCHEDULES TO

SCHEDULE 5 “PURCHASER WARRANTIES”

OF THE ACQUSITION AGREEMENT DATED MARCH 26, 2007

Schedule 1.12

The Purchaser believes that not all returns, particulars, resolutions and documents required to be filed with any authority in the United States of America, or any other authority, in respect of the Purchaser have been duly filed within the relevant time limits and were true, accurate and correct in all material respects. See the Purchaser’s SEC Reports, including but not limited to Note 2 to the Purchaser’s Financial Statements filed as part of the Purchaser’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006, filed with the SEC on February 13, 2007, relating to the Purchaser’s treatment of “income taxes”. Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not. To the best of the Purchaser’s knowledge, the Purchaser’s failure to file, if any, of the returns, particulars, resolutions and documents required to be filed with any authority in the United States of America, or any other authority, if applicable, will not cause a material adverse effect on the Purchaser.

In addition, the Purchaser did not file within the applicable time periods its Quarterly Report on Form 10-QSB for the nine months ended July 31, 2006.

Schedule 2.6

See the Purchaser’s SEC Reports, including but limited to, the Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006, filed with the SEC on February 13, 2007.

Schedule 4.6

The British Columbia Securities Commission (“BC Commission”) issued to MDMI Technologies Inc. (“MDMI”) an Investigation Order (the “Investigation Order”) on February 28, 2005 and a Cease Trade Order (the “Trade Order”; the Trader Order and Investigation Order shall be collectively referred to as the “Orders”) on June 15, 2005, on MDMI’s privately traded securities. The Purchaser believes that the Orders were issued as a result of MDMI’s failure to file a Report of Exempt Distribution and possibly various other reports with the BC Commission. The Purchaser further believes that if MDMI fails to resolve the issues with respect to the Orders, and until the BC Commission revokes the Orders, its results and operations may be significantly impacted as a result of it having an exclusive license agreement with MDMI pursuant to which it acquired the exclusive worldwide license, right and permission to manufacture, market, and distribute a medical pessary device for the treatment of urinary incontinence called the “Gynecone”, and a manufacturing agreement with MDMI under the terms of which the Purchaser agreed for an indefinite term to purchase products developed by MDMI according to its specifications at a price of $10 per urinary incontinence apparatus unit produced. As described in the Recent Corporation Developments section and “Plan of Operations” section of the Purchaser’s Annual Report on Form 10-KSB, the Purchaser’s current plan of operation is to develop and market the Gynecone device and secure agreements and/or working relationships with potential distributors of the Gynecone device. If aforementioned results in a serious constraint on MDMI’s ability to finance their business and operations and impair their ability to continue as a going concern, the Purchaser’s ability plan of operation will be impaired and its results of operations and its financial position will be significantly impacted, and it maybe forced to cease its operations.

Schedule 5.3

Effective as of the date of this Agreement, the Purchaser entered into an Employment Agreement with Mark A. McLeary, its Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The terms of Mark A. McLeary’s Employment Agreement is set forth in the Purchaser’s SEC filings.

Schedule 6

Part I

Initial Funding Agreements

Initial Funding Completion shall be conditional upon execution of the agreements set out in paragraphs 1 and 2 below.  For the purposes of this Schedule 6 execution means the signature, dating, exchange between the parties to such agreements, of the agreements, and having such parties take all corporate and other action necessary to enable them to enter into and perform such agreements and any agreement or document to be entered into in connection with such agreements.

No.	Condition
1	Employment Agreements to be entered into during the Interim Period between Company and each of Gary Hudson, Stephen Padgett, Gordon Weightman, Kevin Alexander, Alastair Mack and Jack Dunigan.
2
An option agreement on the site, subject to successful Initial Funding, or an agreement in principle (which may be in the form of correspondence) indicating a high level of certainty that one or both of the sites will become available for the project described in the Business Plan.

Part II

Detailed schedule of expenditures for which the Initial Funding may be used for.

Initial Funding Budget (2 Pages)

Schedule 7

Completion Agreements

Completion shall be conditional upon execution of the agreements (in the case of the EPC document referred to as a “contract”) and the provision of the documents and in the case of item 13, the confirmation, referred to below. For the purposes of this Schedule, execution means the signature, dating and exchange between the parties to such agreements, of the agreements. In the case of the agreements to be executed and documents to be provided by the Company, the conditions shall become satisfied upon delivery of copies thereof to the Purchaser in a form acceptable to the Purchaser, and in the case of the confirmation to be provided by the Purchaser (see item 13) on the date of provision of such confirmation by the Purchaser to the Company. It is acknowledged by the Purchaser that the agreements to be executed by the Company will need to be made conditional upon Completion of this Agreement.

No.		Condition
1	General	All the conditions set forth in Schedule 6 have been satisfied.
2	Company
Execution of Agreements with banks or other financial institutions which provide for the extension of loan financing or a credit facility to the Company/Purchaser in amounts and subject to terms which, with the Main Funding to be provided by Purchaser, will be sufficient to fund the Project based on the costs and expenses identified in the Business Plan and the Budget (see 3 below).

3	Company	Completion and delivery to the Purchaser of a detailed Budget for the Project.
4	Company
Execution of employment agreements between the Purchaser and each of Gary Hudson, Stephen Padgett, Gordon Weightman, Kevin Alexander, Alastair Mack and Jack Dunigan, including at the option of the Company, with one of, a US GAAP qualified and SEC and Sarbanes Oxley familiar CFO, or, a competent CFO and a US GAAP qualified and SEC and Sarbanes Oxley familiar consultant to assist that CFO.

5	Company	Provision to the Purchaser of a thorough environmental analysis which reveals no fatal flaws in the project, i.e. contains nothing which would fundamentally obstruct or prevent implementation.
6	Company
Execution of an EPC (Engineering, Procurement and Construction) Contract with a contractor which provides for delivery by that contractor of all of the deliverable items and services including process technology and which satisfies the criteria for such Agreement as identified in Attachment 5 to the PO “EPC Contract and O&M Philosophy”

7	Company	Preparation of a strategy and procedure for provision of operation and maintenance services providing for necessary operation and maintenance services to ensure operation and maintenance of the plant.
8	Company
Execution of agreements providing for the acquisition and/or the lease of a site meeting criteria as referred to in the Project Overview for the sites under consideration as referred to in the Part I Conditions Precedent to this Agreement.

9	Company
Written confirmation that all approvals and permits (including in particular an air permit) which are essential prerequisites to the commencement of plant construction at the site, have either been obtained or the provision of satisfactory assurances that all such permits and approvals can and will be obtained prior to construction commencement. Such confirmation to be supported by details of the permits obtained or of correspondence or records of meetings and discussions relating to such approvals and permits.

10	Company
Execution of initial supply agreements and offtake agreements providing for the supply of process feedstock in the case of the supply agreements and for the sale/distribution of finished products in the case of offtake agreements.  Such agreements to contain provisions as to quantities and pricing mechanisms which are consistent with achieving the financial assumptions and forecasts contained in the Business Plan. Alternatively, the delivery to Purchaser by Company of a detailed strategy for acquisition of processed feedstocks and the sale/distribution of finished products which identifies potential suppliers and customers willing, in principle, to enter into agreements with Company on terms which are consistent with achieving the financial assumptions and forecasts contained in the Business Plan.

11	Company
Execution of Agreements with all necessary companies and/or authorities providing for the transport to and from the sites of process feedstock and finished products in quantities sufficient to support the reasonableness of the financial assumptions and forecasts contained in the Business Plan, including as necessary transportation arrangements by water, road and rail.

12	Company
Agreements in principle for the supply of necessary utilities to the site or provision of satisfactory assurances that sufficient supplies of power, water and communication facilities can and will be made available to the site.

13	Purchaser	The Purchaser to have successfully confirmed that an additional $35,000,000 net has been deposited into a designated escrow account.

50

Schedule 8

Business Plan

Exhibit 1

Voting Agreement

TO: The Four Rivers BioEnergy Company Inc. and Med-Tech Solutions, Inc.

To Whom It May Concern:

This letter Agreement (“Agreement”) will confirm my agreement to vote all shares of The Four Rivers BioEnergy Company Inc., a Kentucky corporation (“4Rivers”), voting stock over which I have voting control during period beginning on the date of this Agreement and until the Completion Date (as defined in the Acquisition Agreement (the “Acquisition Agreement”) dated March 26, 2007 entered into by and among 4Rivers, Med-Tech Solutions, Inc. (“Med-Tech”) and all of the shareholders of 4Rivers signatories thereto) (the “Term”) in favor of a resolution presented to the shareholders of 4Rivers for the purposes of (i) electing a Purchaser Representative (as defined in the Acquisition Agreement) on the board of directors of 4Rivers, or (ii) removing the Purchaser Representative from the board of directors of 4Rivers and appointing a replacement Purchaser Representative, in accordance with the directions of a majority of the directors of Med-Tech then in place. This Agreement is given in consideration of, and as a condition to enter into such Acquisition Agreement and is not revocable by me for any reason during the Term of the Agreement.

NAME OF SHAREHOLDER: __________________________________________ By: _______________________________________ Name: Title: Number of Shares of Voting Stock Beneficially Owned:

Exhibit 2

Main Funding Release Agreement

RELEASE NOTICE AGREEMENT

THIS RELEASE NOTICE AGREEMENT (this “Agreement”) is made as of _________________ ____, 2007, by and among The Four Rivers BioEnergy Company Inc., a Kentucky corporation (the “Company”), Med-Tech Solutions, Inc., a Nevada corporation (“Med-Tech”; Med-Tech and together with the Company, the “Parties”) and the person signatory hereto, an individual.

W I T N E S S E T H:

WHEREAS, the Company and Med-Tech have entered into the Acquisition Agreement dated March ___, 2007 pursuant to which Med-Tech intends to acquire of all of the issued and outstanding shares of the Company’s common stock, $0.001 par value per share;

WHEREAS, Med-Tech intends to raise the Main Funding (as defined in the Acquisition Agreement) during the Interim Period (as defined in the Acquisition Agreement);

WHEREAS, the Parties agree that in the event of Completion the proceeds of the Main Funding shall be deposited at Completion into a designated bank account of the Company (the “Designated Account”) agreeable to Med-Tech, and subject to the terms of this Agreement;

WHEREAS, the Company has agreed to, and it is a condition of Completion, to present evidence satisfactory to Med-Tech that the requirements of Med-Tech’s designated representative’s (or his dully appointed replacement) (the “Representative”) signature is an irrevocable and absolute requirement for purposes of disposition of any portion or all of the amount of the Main Funding from said Designated Account (the “Disbursement”), in order to properly govern the manner and terms upon which the funds to be raised in the Main Funding may be drawn down and disbursed from said Designated Account (i.e., require the approval of a designated representative of Med-Tech) (the “Main Funding Signatory”);

WHEREAS, the Company has agreed to, and it is a condition of Completion, to present evidence satisfactory to Med-Tech that any Disbursement from said Designated Account shall be conditional on the bank operating said Designated Account (the “Bank”) receiving a Release Notice, in the form attached hereto as Exhibit X, signed by a duly appointed Representative, in accordance with the terms set forth in the Acquisition Agreement and herein; and

WHEREAS, the Representative is willing to act as the Main Funding Signatory on and subject to the terms of this Agreement;

WHEREFORE, the Parties and the Representative agree as follows:

TERMS OF THE AGREEMENT

1.2 The parties hereby agree, in the event of Completion, to establish a Designated Account with the terms and the Bank agreeable to Med-Tech where the Main Funding shall be deposited into at Completion, whereby the Bank shall hold the Main Funding, as contemplated by the Acquisition Agreement and pursuant to the terms of this Agreement.

1.3 The Company agrees, and it is a condition of Completion for the Company, to present evidence satisfactory to Med-Tech that the requirements of Representative’s (or his dully appointed replacement) signature is an irrevocable and absolute requirement for purposes of any Disbursement from said Designated Account, in order to properly govern the manner and terms upon which the Main Funding may be drawn down and disbursed from said Designated Account (i.e., require the approval of the Representative or his dully appointed replacement), such that the Company shall present to the Representative in writing the amount of the Disbursement (the “Request”).

1.4 The Company agrees and acknowledges, and it is a condition of Completion for the Company, to present evidence satisfactory to Med-Tech that any Disbursement from the said Designated Account shall be conditional on the Bank receiving a Release Notice, in the form attached hereto as Exhibit X, signed by a duly appointed Representative (or his dully appointed replacement), in accordance with the terms set forth in the Acquisition Agreement and herein.

1.4 The Company agrees and acknowledges, and it is a condition of Completion, that any Disbursement, shall solely be made per the terms of this Agreement and the Acquisition Agreement.

1.5  The Parties agree and acknowledge, that upon receipt by the Parties mutually selected Bank of the Release Notice signed by the Representative, the Parties shall instruct the Bank to deliver the amount of the Disbursement from the Main Funding, per the signed written instructions of the Company and Med-Tech.

1.6  In the event the Representative reasonably determines in his sole discretion that it is necessary or appropriate to reject the Request, the Representative shall deliver written notice of such rejection to the Company and Med-Tech which notice shall include the reason for such rejection; notwithstanding the foregoing, if any Request for any Disbursement is of a type and amount of expenditure specifically set forth in the EPC contract pursuant to which such expenditures from the Main Funding shall be paid (to be agreed to by the parties on or before Completion), the Representative shall not unreasonably reject the Request for the Disbursement and withhold his/her signed Release Notice.

1.7 The Parties hereby agree to appoint the person whose name is set forth on Schedule I annexed hereto as the Representative.

1.8 Notwithstanding any of the foregoing, the Parties agree and acknowledge that the Bank shall not be required to receive a signed Release Notice from the Representative if the amount of the Disbursement in the Request does not exceed $10,000 per Request and $50,000 for every 30 calendar days.

ARTICLE II
MISCELLANEOUS

2.1 No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

2.2  All notices or other communications required or permitted hereunder shall be in writing, and shall be sent as set forth in the Acquisition Agreement and this Agreement.

2.3  This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.4  Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Agreement.

2.5  The parties hereto expressly agree that this Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York. Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall only be brought in a state or Federal court sitting in New York City.

2.6  The Representative’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, Med-Tech and the Representative (or his dully appointed replacement).

2.7  The Representative shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Representative to be genuine and to have been signed or presented by the proper party or parties. The Representative shall not be personally liable for any act the Representative may do or omit to do hereunder as the Representative while acting in good faith and in the absence of gross negligence, fraud and willful misconduct, and any act done or omitted by the Representative pursuant to the advice of the Representative’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud and willful misconduct.

2.8  The Representative is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Representative obeys or complies with any such order, judgment or decree, the Representative shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

2.9 The Representative shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Request, any documents contemplated by this Agreement or the Acquisition Agreement or any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud and willful misconduct.

2.10 The Representative shall be entitled to employ such legal counsel and other experts as the Representative may deem necessary properly to advise the Representative in connection with the Representative’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation; provided that the costs of such compensation shall be borne by the Representative.

2.11 The Representative’s responsibilities hereunder shall terminate if the Representative shall resign by giving written notice to the Company and Med-Tech. In the event of any such resignation, the Company, Med-Tech and the Representative shall mutually appoint a successor Representative and the Representative shall deliver to such successor Representative any documents held by the Representative.

2.12 If the Representative reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

2.13 It is understood and agreed that should any dispute arise with respect to the terms of this Agreement or the Acquisition Agreement or the delivery of the Release Notice and/or ownership or right of possession of the documents held by the Representative hereunder, the Representative is authorized and directed in the Representative’s sole discretion (1) to retain in the Representative’s possession without liability to anyone all or any part of said documents until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Representative shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the escrow funds and any other property and documents held by the Representative hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York in accordance with the applicable procedure therefore

2.14 The Company and Med-Tech agree jointly and severally to indemnify and hold harmless the Representative and its employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Representative hereunder or the transactions contemplated hereby or by the Acquisition Agreement other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first written above.

MED-TECH SOLUTIONS, INC.
By:__________________________________________ Name: Title:
With a copy to (which shall not constitute notice):
THE FOUR RIVERS BIOENERGY COMPANY INC.
By:__________________________________________ Name: Title:
With a copy to (which shall not constitute notice):
REPRESENTATIVE:

By:__________________________________________ Name: Title:

Exhibit X to

Agreement

RELEASE NOTICE

The UNDERSIGNED, pursuant to the Agreement, dated as of ________________ ___, 2007, among The Four Rivers BioEnergy Company Inc. (the “Company”), Med-Tech Solutions, Inc. (“Med-Tech”), and the Representative signatory thereto (the “Agreement”; capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Agreement and the Acquisition Agreement dated March 26, 2007 entered into by and among the Company, Med-Tech and the signatories thereto (the “Acquisition Agreement”)), hereby notify the Bank that the conditions precedent to the draw down, disbursement or other disposition of the Disbursement set forth in the Agreement and the Acquisition Agreement have been satisfied. The Representative hereby authorizes the release of the amount of $_____________ per the Company’s and Med-Tech’s joint written instructions. This Release Notice shall not be effective until executed by the Representative.

IN WITNESS WHEREOF, the undersigned has caused this Release Notice to be duly executed and delivered as of this _____ day of _____________ 200___.

REPRESENTATIVE:
By:__________________________________________ Name: Title:

SCHEDULE I

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